Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille – Vice President & CFO	Alison Ziegler
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. TO PURCHASE
“APPLAUSE” TRADEMARK

Oakland, N.J. — October 21, 2004 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today announced that it was the successful bidder at a public bankruptcy auction to purchase the “APPLAUSE” trademark as well as related trademarks and certain inventory.  The purchase agreement provided for a purchase price for the trademarks of $7.55 million and a purchase price for the inventory, which is not expected to exceed $250,000.  The closing of the purchase is currently anticipated to occur on October 26, 2004, subject to certain conditions having been met.

Andy Gatto, President and CEO commented, “We are excited to add the APPLAUSE brand name to the Russ product portfolio.  As part of our branding strategy APPLAUSE, along with “SASSY”, will serve as the brand platforms upon which our growth in the mass channels will be positioned.  This will allow for ongoing concentration of the “RUSS” brand within our specialty retailer core business.”

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, design, develop and distribute more than 8,000 gift products under the RUSS trademark through over 41,000+ specialty retail stores worldwide.  Known for its teddy bears and other plush animals, the Company’s gift line is comprised of a diverse range of everyday, seasonal and occasion-themed products, ranging from baby gifts and teen/tween accessories to simple, beautiful, home decor and lifestyle items.  Founded in 1963 by the late Russ Berrie from a rented garage in Palisades Park, New Jersey, today the Company operates offices, showrooms and distribution centers all over the world.  Headquartered in Oakland, New Jersey, the Company’s flagship 18,000-square foot showroom draws thousands of retailers annually.

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Note: This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, and other factors.

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